Exhibit (a)(1)(C)

SUMMIT FINANCIAL SERVICES GROUP, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

ELECTION FORM

THE OFFER EXPIRES AT 6:00 P.M., EASTERN TIME, ON NOVEMBER 13, 2012 UNLESS THE OFFER IS EXTENDED.

Before signing this Election Form, please make sure you have received, read and understand the documents that comprise this offer to exchange certain outstanding Eligible Options for New Options (the “Offer”), including (1) the Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange”); (2) the notice from us announcing the Offer, dated October 17, 2012; (3) this Election Form, together with its associated instructions; and (4) the Withdrawal Form, together with its associated instructions. The Offer is subject to the terms of these documents, as they may be amended. The Offer provides Eligible Individuals the opportunity to exchange Eligible Options for New Options as set forth in Section 2 of the Offer to Exchange. This Offer expires at 6:00 p.m., Eastern Time, on November 13, 2012, unless extended. Capitalized terms not otherwise defined in this Election Form are defined in the Offer to Exchange. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

In accordance with the terms and conditions outlined in the Offer documents, if you participate in the Offer, you will receive an equal number of New Options in exchange for your Eligible Options. If you participate in this Offer, you may exchange outstanding options (regardless of whether the options are vested or unvested) that were granted to you by us under our 2000 Incentive Compensation Plan, as amended (the “2000 Plan”) or our 2006 Incentive Compensation Plan, as amended (the “2006 Plan”), with an expiration date of between November 13, 2012 and December 31, 2014 and that remain outstanding and unexercised as of the expiration of the Offer, currently expected to be November 13, 2012, unless extended. All New Option awards will be unvested on the New Option Grant Date and if you continue to provide services to us or one of our subsidiaries (the “Summit Group”), will be scheduled to vest as follows (see Section 9 of the Offer to Exchange for further details):

None of the New Options will be vested on the New Option Grant Date.

•	New Options received in exchange for Eligible Options will have a new four year vesting period, commencing as of the New Option Grant Date.

•	The New Options will have a term equal to the five (5) years, subject to you continuing to be employed by or affiliated as an independent contractor with the Summit Group.

Upon vesting, your New Options will be exercisable in accordance with the terms and conditions of the 2006 Plan and any new option agreement, under which it was granted.

We expect the New Option Grant Date will be November 13, 2012. Vesting of your New Options also is subject to the following conditions:

•

If you cease to be employed or affiliated as an independent contractor with the Summit Group before part or all of your New Option vests, the unvested part of your New Option will expire unvested and will never vest.

•

We will make minor modifications to the vesting schedule of any New Options to eliminate fractional vesting (such that a whole number of shares subject to the New Options will vest on each vesting date). As a result, subject to you continuing to provide services to the Summit Group through each relevant vesting date, (i) the number of shares that vest on each New Option vesting date will be rounded down to the nearest whole number of New Options that will vest on each vesting date and (ii) fractional shares, if any, will be accumulated until such vesting date on which the sum of the accumulated fractional shares equals or exceeds one whole share and will vest as an additional whole share on such vesting date, with any fractional shares remaining thereafter accumulated.

The Exchanged Options will have an exercise price per share equal to the greater of (a) $0.80,(b) the closing price of our Common Stock, as reported on the over the counter market on the New Option Grant Date, which is expected to be November 13, 2012, and (c) the current exercise price. If no quotations are reported on the over the counter market for our Common Stock on the New Option Grant Date, the closing price will equal the closing price as of the date immediately preceding the New Option Grant Date for which quotations are reported.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you desire to participate in the Offer, you must submit this written Election Form to us by mail, hand delivery or by overnight delivery service (such as Federal Express), as follows:

Mail, fax, e-mail, hand deliver or utilize an overnight delivery service to send us a properly completed, signed and dated Election Form. The Election Form should be sent to: Mr. Steven C. Jacobs, Chief Financial Officer, Summit Financial Services Group, Inc., 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432; fax no.: 561-338-2738; e-mail: sjacobs@summitbrokerage.com. We must receive your properly completed and submitted Election Form by the Expiration Date.

You may change your mind after you have submitted an election and withdraw some or all of your Eligible Option Grants from the Offer at any time by the Expiration Date. You may elect to exchange additional Eligible Option Grants, fewer Eligible Option Grants, all of your Eligible Option Grants or none of your Eligible Option Grants. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election or Withdrawal Form we receive by the Expiration Date.

If you choose to participate in the Offer, please select the appropriate box below. To help you recall your outstanding Eligible Options, please refer to the grant information listed below. You may elect to exchange Eligible Option Grants pursuant to the Offer whether the Eligible Option Grants are fully vested, partially vested or entirely unvested.

Your Eligible Option(s) With The Following Terms:

	Expiration Date	Exercise Price	Shares Covered	Vesting Period	Original Vesting Term	Term (Years)	Elect to Replace

Eligible Options							Yes	No
Replacement Options	11/13/2017	(1)		4 Years	25% on 11/13/13, 14, 15 and 16	5	☐	☐

Eligible Options							Yes	No
Replacement Options	11/13/2017	(1)		4 Years	25% on 11/13/13, 14, 15 and 16	5	☐	☐

Eligible Options							Yes	No
Replacement Options	11/13/2017	(1)		4 Years	25% on 11/13/13, 14, 15 and 16	5	☐	☐

(1)	equal to the greater of $0.80, market or the original exercise price

All of my Eligible Options elected to be replaced above will be cancelled irrevocably on the Cancellation Date, currently expected to be November 13, 2012.

I understand that this Election Form will replace any election and any Withdrawal Form I previously submitted.

SUBMIT NO LATER THAN 6:00 P.M., EASTERN TIME, ON NOVEMBER 13, 2012 (UNLESS THE OFFER IS EXTENDED).

Election Terms & Conditions.

1. I agree that my decision to accept or reject the Offer with respect to all or some of my Eligible Option Grants is entirely voluntary and is subject to the terms and conditions of the Offer to Exchange.

2. I understand that I may change my election at any time by completing and submitting a new election and/or Withdrawal Form no later than 6:00 p.m., Eastern Time, on November 13, 2012 (unless the Offer is extended) and that any Election and/or Withdrawal Form submitted and/or received after such time will be void and of no further force and effect.

3. If I cease to be an employee or independent contractor, including a financial advisor, of the Summit Group before the Offer expires, I understand that I will cease to be an Eligible Individual under the terms of the Offer and any election that I have made to exchange my Eligible Options prior to my ceasing to be an employee or independent contractor, including a financial advisor, of the Summit Group will be ineffective. As a result, my Eligible Options will not be exchanged under the Offer and I will not receive New Options.

4. I agree that decisions with respect to future grants under any Summit equity compensation plan will be at the sole discretion of Summit.

5. I agree that: (i) the Offer is discretionary in nature and may be suspended or terminated by Summit, in accordance with the terms set forth in the Offer documents, at any time prior to the expiration of the Offer; (ii) Summit may, at its discretion, refuse to accept my election to participate; and (iii) the Offer is a one-time Offer that does not create any contractual or other right to receive future offers, options or benefits in lieu of offers.

6. I agree that: (i) the value of any New Options and participation in the Offer made pursuant to the Offer is an extraordinary item of income which is outside the scope of my employment or service contract, if any; and (ii) the value of any New Options granted pursuant to the Offer is not part of normal or expected compensation for any purpose, including but not limited to, purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

7. Neither my participation in the Offer nor this election shall be construed so as to grant me any right to remain in the employ or service of the Summit Group and shall not interfere with the ability of my current employer to terminate my employment or independent contractor relationship at any time with or without cause.

8. Regardless of any action that the Summit Group takes with respect to any or all income tax, social security or social insurance, payroll tax, payment on account or other tax-related withholding related to the Offer (“Applicable Withholdings”), I acknowledge that the ultimate liability for all Applicable Withholdings is and remains my sole responsibility. In that regard, I authorize the Summit Group to withhold all Applicable Withholdings legally payable by me from my wages or other compensation due me and/or payable to me by the Summit Group. Finally, I agree to pay to the Summit Group any amount of Applicable Withholdings that the Summit Group may be required to withhold as a result of my participation in the Offer if the Summit Group does not satisfy the Applicable Withholding through other means.

9. I acknowledge that I may be accepting the Offer and the terms and conditions of this election in English and I agree to be bound accordingly.

10. I acknowledge and agree that neither the Summit Group nor any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the Offer to exchange my Eligible Options and that I am not relying on any information or representation made by any such person in accepting or rejecting the Offer, other than any information contained in the Offer documents.

11. I agree that participation in the Offer is governed by the terms and conditions set forth in the Offer documents and this Election Form. I acknowledge that I have received the Offer documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisors before making this election and that I have knowingly accepted or rejected the Offer. I agree that Summit, in its discretion, will determine any questions relating to the Offer; although I shall have all rights accorded to me under applicable law to challenge such determinations in a court of competent jurisdiction.

(Required)

☐	I acknowledge and agree with the terms and conditions stated above.

Eligible Individual Signature	Date

Eligible Individual Name (Please print)

ELECTION INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of the Election.

If you choose to participate in the Offer, you must do the following by the Expiration Date, currently expected to be 6:00 p.m., Eastern Time, on November 13, 2012, unless extended:

a. Properly complete, sign and date the Election Form that you received in the notice from the Company, dated October 17, 2012, announcing the Offer.

b. Submit the properly completed Election Form to the Company (Attn: Steven C. Jacobs), by mail, by fax, by e-mail, by overnight delivery (such as Federal Express), or by hand delivery. The Election Form should be sent as described above, to Steven C. Jacobs, Chief Financial Officer, Summit Financial Services Group, Inc., 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432; fax no. 561-338-2738; and email address: sjacobs@summitbrokerage.com. We must receive your properly completed and submitted Election Form by the expiration of the Offer, currently expected to be 6:00 p.m., Eastern Time, on November 13, 2012, unless extended.

Your delivery of all documents regarding the Offer, including elections and withdrawals, is at your risk. Delivery will be deemed made only when actually received by us. Only responses that are properly completed and actually received by Summit by the deadline will be accepted. Responses submitted by any means other than by mail, hand delivery, overnight delivery, fax or e-mail, are not permitted unless specifically authorized in writing by us.

Our receipt of your election is not by itself an acceptance of your Eligible Options for exchange. For purposes of this Offer, we will be deemed to have accepted Eligible Options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give notice to the option holders generally of our acceptance of Eligible Options for exchange. Eligible Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect will be November 13, 2012.

We will not accept any alternative, conditional or contingent tenders. It is not our intent to provide you with confirmation of receipt of this election. By completing and submitting this election, you waive any right to receive any notice of the receipt of the tender of your Eligible Options, except as provided for in the Offer to Exchange. It is your responsibility to confirm receipt of your election. Your Eligible Options that are accepted for exchange will be cancelled after the Offer expires on the same calendar day as the Expiration Date, which cancellation is scheduled to be November 13, 2012, unless extended.

2.	Withdrawal and Additional Tenders.

Tenders of Eligible Options made through the Offer may be withdrawn at any time on or before 6:00 p.m., Eastern Time, on November 13, 2012. If we extend the Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration of the Offer.

To withdraw some or all of the Eligible Options that you previously elected to exchange, you must follow the instructions set forth in, and complete and submit, the Withdrawal Form included as one of the documents that comprise this Offer to Exchange. Please see Summit’s Offer to Exchange Certain Outstanding Options for New Options—Withdrawal Form to withdraw any of the Eligible Options you previously elected to exchange.

Please note that your withdrawal must be submitted before the Offer expires in accordance with the procedures described in the instructions contained in the Withdrawal Form. You may not rescind any withdrawal and any Eligible Options withdrawn will not be deemed properly tendered for purposes of the Offer, unless you properly re-elect to exchange those Eligible Options on or before the Expiration Date.

To re-elect to exchange some or all of your withdrawn Eligible Option Grants or to elect to exchange more or less Eligible Option Grants, you must submit a new Election Form to the Company

Your new election must be submitted in accordance with the procedures described in the instructions herein. Any prior election will be disregarded; therefore, your new election must indicate all Eligible Option Grants you wish to exchange, not just those you wish to add. Your new election must include the required information regarding all of the Eligible Option Grants you want to exchange and must be signed and clearly dated after the date of any election and any withdrawal you previously submitted. Upon the receipt of such a new, properly completed, signed and dated Election Form, any previously submitted election and/or Withdrawal Form will be disregarded and will be considered replaced in full by the new Election Form. You will be bound by the last properly submitted election and/or Withdrawal Form we receive on or before the Expiration Date.

The delivery of all documents, including Withdrawal Forms, is at your own risk. Only responses that are properly completed, signed, dated and actually received by us by the deadline will be accepted. Responses submitted by any other means, other than as described above, are not permitted unless specifically authorized in writing by us.

3.	Tenders.

If you intend to tender Eligible Options through the Offer, you must tender all of your options subject to each Eligible Option Grant, except to the limited extent specifically described in the following paragraph.

You may pick and choose which of your Eligible Option Grants you wish to exchange. If you have exercised a portion of an Eligible Option Grant, your election will apply to the portion that remains outstanding and unexercised. If you have an Eligible Option Grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Individual beneficially owns a portion of that Eligible Option, you may accept this Offer with respect to the entire remaining outstanding portion of the option grant if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. We are not accepting partial tenders of option grants, so you may not accept this Offer with respect to a portion of an Eligible Option Grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the Eligible Options, we will respect an election to exchange such Eligible Option Grant pursuant to the Offer that is made by you and accepted by us and we will not be responsible to you or the beneficial owner of the Eligible Option Grant for any action taken by you with respect to such Eligible Option Grant.

4.	Signatures on this Election.

The election must be signed by the holder of the Eligible Options. If this election is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of that person to act in that capacity must be submitted with this election via email or facsimile.

5.	Other Information on this Election.

In addition to completing and signing the Election Form, you must print your name and indicate the date at which you signed.

6.	Requests for Assistance or Additional Copies.

Any questions or requests for additional copies of the Offer to Exchange or this Election Form should be directed Steven C. Jacobs, at 561-338-2800. Copies will be furnished promptly at our expense.

7.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any elections. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any elections or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time Offer, and we will strictly enforce the Offering Period, subject only to an extension that we may grant in our discretion.

Important: The election must be received no later than 6:00 p.m., Eastern Time, on November 13, 2012.

8.	Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, the notice from us, dated October 17, 2012, this Election Form, together with its instructions and the Withdrawal Form, together with its instructions, before deciding whether or not to participate in the Offer.

9.	Important Tax Information.

Please refer to Section 14 of the Offer to Exchange, which contain important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this Offer.